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                                                                     EXHIBIT 5.1


                                December 13, 2000

SCM Microsystems, Inc.
160 Knowles Drive
Los Gatos, California 95032

         Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 14, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 948,940 shares of Common Stock (the "Shares") to be issued under the SCM 2000 Nonstatutory Stock Option Plan, the L.A. Vision, Inc. 1997 Stock Option Plan, the Dazzle Multimedia, Inc. 1998 Stock Plan and the Dazzle Multimedia, Inc. 2000 Stock Option Plan (referred to collectively as the "Plans").

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements which accompany the Plans, as applicable, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

                                   Sincerely,

                                   /s/ Wilson Sonsini Goodrich & Rosati, P.C.
                                   ------------------------------------------
                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation